CONTRACT OF SERVICES ENACTED IN PART BY TELEFONOS DE MEXICO, S.A. DE C.V. REPRESENTED IN THIS ACTION BY ENGINEER ADOLFO CEREZO PEREZ IN HIS CAPACITY AS FINANCIAL AND ADMINISTRATIVE DIRECTOR FOR THE COMPANY HEREAFTER CALLED "TELMEX"; AND BY THE OTHER PARTY EXECUTIVE TeleCard LTD., REPRESENTED BY DARYL ENGLEMAN IN HIS CAPACITY AS VICE PRESIDENT AND CHIEF OPERATING OFFICER OF THE COMPANY WHICH WILL HEREINAFTER BE REFERRED TO AS "TeleCard," MAKE THE FOLLOWING DECLARATIONS AND CLAUSES:


                          DECLARATIONS

I.   The representative of TELMEX declares that:

a) TELMEX was constituted as an anonymous society (corporation) in accordance with Public Document No. 34,726 on the date of 23 December, 1947 that which has bee attested to by Notary Public Number 54 of the Federal District, Lic. Graciano Contreras Saavedra, the document to be found written in the section of the Public Registry of Commerce of Property and Commercial in Mexico City, Federal District, under the number four to leaf three, of the third book, volume two hundred thirty eight, actually inscribed in the Folio Mercantil Number 5,229.

b)   In the Public Document No. 79,436 on the 10th of April,
     1984, attested to by Lic. Graciano Contreras Saavedra, Notary Public No. 54 of the Federal District protocolized by the Act of the Assembly of the General Ordinary and Extraordinary of Investors of the Telefonos de Mexico, Anonymous Society, founded the 15th of March, 1984, in that which is accorded between other points the adoption of the Regimen of Variable Capital, being written the first Testimony in the Folio Mercantil indicated in the Public Registry of Business in the Federal District, the 14th day of May, 1984.

c) Being through the Public Document No. 94,333 of the 11th of December, 1990, attested to by the Notary Public No. 54 of the Federal District, Lic. Graciano Contreras Saavedra, protocolized by the Act of the General Assembly of the Extraordinary of Shareholders of Telefonos of Mexico, S.A. de C.V. enacted the 15t day of July, 1990, in that which is agreed to be augmented in its social capital and the integral modification of its Social Statutes.

d) The purpose of the principal is among others, to constitute, install, maintain, operate and develop the Public Telephone and Telecommunications Network and to lease the public service of conducting of voice signals, sounds, data, text and images at the local level and long distance national and international and basic public telephone service.

e) The principal has the Title of Concession authorized by the Federal government for a period of 50 years beginning the 10th of March 1976, and in accordance with the publication of the Official Diary of the Federation of the date of 31 of March of 1976 and modification to the title of Concession of the 10th of August of 1990, published in the Official diary of the Federation of the 10th of December of 1990, to lease the services that are indicated in the preceding.

f) In the Public Document Number 97,110 of the date 17 of December of 1991, authorized and attested to by Notary Public No. 54 of the Federal District Lic. Homero Diaz Rodriguez in that which holds the faculty to enact the present contract in the name of the represented parties that which has not been revoked or modified.

TELMEX has its address at Parque Via 190 Col. Cuauhtemoc, C.P.
06599, Mexico D.F., United States of Mexico.

II   The Representative of TeleCard declares the following to be true:

a) TeleCard is a society (corporation) constituted in accordance with the laws of the United States of America as proved with the Public Document No. 3905801 of the date of May of 1993 attested to by Secretary of the State of Delaware Mr.
     William T. Quillen and the Notary Public Number XXX of the City of Denver, Colorado, USA notarized by Shirley Young.

b) To relate with the legal capacity to enter into the present contract in the name of the represented as accredited with the power notary number * to see the date 16 of December of 1994, of the City of Aurora, Colorado, USA.

     * States:  Copy of the page 49 of the 10-K form of Executive
     TeleCard LTD, with certification notarized on 16 December, 1994, by the notary of the District of Aurora, Colorado, Mrs. Mary Ann Husted.

c) The purpose of the company consists of providing services which permit the users of public networks of telephony of different countries to make calls to different parts of the world by way of an access number of the different networks.

d) The principal is current in the completion of all of its obligations, as a lessee of the services heretofore before the corresponding authorities.

e) To have financial and administrative capacity to contract and assemble the technical and economic conditions obliged to execute the present contract.

     TeleCard's address is 4260 East Evans Avenue, Denver,
     Colorado, USA.

                             CLAUSES

               1.          Installation of CAVIAR

1.1. TeleCard will provide TELMEX with a turn-key CAVIAR system equipped with one hundred twenty (120) incoming equivalent circuits and sufficient outgoing circuits required to provide on percent (1%) grade of service through the equipment. The system will include a self-contained card management system (`Card Manager') and a call record system that will interface with the existing TELMEX billing system. TeleCard will also provide its standard customer service software system for entry of cardholder information, PIN generation, card activation and deactivation, and generation of customer invoices. TELMEX will be responsible for all hardware costs for the customer service system including, but not limited to terminals, PC's, modems, etc.

1.2. The system provided to TELMEX will include a digital interface with the public network. Prior to the availability and installation of the digital system, TeleCard will install an analog system on the premises of TELMEX for the use of Executive TeleCard International cardholders and the cardholders of other TeleCard partners, subject to the commercial terms described herein.

1.3. TELMEX will provide sufficient twenty-four (24) hour, seven
     (7) day per week, air-conditioned floor space for installation of the CAVIAR hardware and operation of the system.

1.4. TELMEX will provide sufficient inbound and outbound lines at the normal existing tariff approved by the Secretary of Communications and Transportations (SCT), to operate the system and handle traffic at one percent (1%) grade of service standards.

1.5. TELMEX will provide operating personnel to maintain the CAVIAR system when requested by TeleCard.

1.6. TELMEX will provide supervisory personnel to monitor the operation of the CAVIAR system, in accordance with the policy of Human Resources and Labor Relations of the company.

1.7. TeleCard will train TELMEX supervisory personnel in the operation of the system at TELMEX's premises in Mexico City.

1.8. The CAVIAR system will be used by TELMEX to provide calling card and prepaid card services to its customers. In addition, the system will be programmed by TeleCard for use by any VISA, MasterCard, American Express, or Diners Club cardholder.

1.9. TeleCard will program the system to provide a menu of voice prompts in Spanish or any other language(s) of TELMEX's choice.

1.10. For the CAVIAR installed in the United Mexican States the alternative service called "Automatic Default to Operator" will be programmed in such a manner which permits that the calls made by the cardholders of cards issued by TELMEX and the users of the TELMEX service with VISA< MasterCard, American Express and Diners Club cards will be routed to the operator center of TELMEX. The calls made by cardholders issued by TeleCard and its partner members will be routed to the operator center of TeleCard. The default to operator feature on the Mexican CAVIAR system will be programmed to route default calls for TELMEX and VISA< MasterCard, American Express, and Diners Club cards to the TELMEX operator center. Default calls by cardholders of credit card issuers which are TeleCard partners will continue to be routed to the TeleCard operator center.

1.11. TeleCard will make its international calling network available to customers of TELMEX, thereby allowing TELMEX customers to place direct inter/intracountry calling card and prepaid calls from and within foreign countries. This network is currently operating in 56 countries and territories.


               2.   Calling Card Commercial Terms

2.1 The initial CAVIAR system with one hundred twenty (120) incoming circuits and required outgoing circuits and the card manager and customer service system software, will be sold to TELMEX by TeleCard for the price of $60,000 US, and the payment for this equipment will be by providing services for its operation as described in this contract. TELMEX will pay any customs, duties or taxes required in order to bring the system into Mexico and will be responsible for bringing the system through customs to the premises of TELMEX. The system will be designed to accept and record traffic received from TELMEX cards issued by TELMEX (See Item 1.1). Software fixes for service affecting problems in the customer service software will be provided free of charge by TeleCard. Custom software development for additional features will be completed by TeleCard at a rate of One Hundred Dollars ($100.00) US per hour.

2.2. TeleCard will be permitted to use sufficient dedicated incoming and outgoing CAVIAR circuits for Executive TeleCard International cardholders and the cardholders of TeleCard's other partners so that they may place calls when in Mexico, as long as those circuits are not required by TELMEX for TELMEX customers. If no circuits are available for non-TELMEX customers, then TeleCard will install, free of charge, additional equipment to accommodate the additional required circuits.

2.3. TeleCard will pay TELMEX the existing tariffs approved by the SCT for outward national and international line usage for TeleCard's portion of the CAVIAR. TELMEX will provide TeleCard with the lowest possible discounted rates as they become available. The first Twenty Thousand Dollars ($20,000 US) of outward national and international line usage for TeleCard's portion of the CAVIAR will be provided by TELMEX free of charge (Point 2.1). TeleCard will maintain TELMEX as its carrier of choice during the term of this Agreement and all subsequent renewal periods and TELMEX will make a reasonable effort to match any competitive pricing.

2.4. TELMEX will provide all required outgoing lines for the use of TELMEX cardholders, TeleCard's Executive TeleCard International cardholders, and the cardholders of other TeleCard partners. TELMEX will not charge TeleCard for the installation or monthly rental of lines. It is estimated that TeleCard will require a maximum of six (6) outgoing lines over the first twelve month period. Over the second and third years TeleCard is estimated to require a maximum of twelve (12) outgoing lines.

2.5. TELMEX will provide an adequate number of toll-free inbound lines to the system for the use of TELMEX cardholders, TeleCard's Executive TeleCard International cardholders, and the cardholders of other TeleCard partners. TELMEX will not charge TeleCard for the installation and monthly rental for the lines or the associated toll free usage. It is estimated that TeleCard will require six (6) incoming lines over the first twelve (12) month period. Over the second and third years TeleCard is estimated to require a maximum of fifteen (15) incoming lines. The expected average number of minutes will be approximately 25,000 minutes per month during the first year growing to an average of 80,000 minutes per month over the second and third years.

2.6. TeleCard will arrange for the design and production of the initial TELMEX calling cards and associated instructional material on behalf of TELMEX. TELMEX will pay TeleCard the actual cost incurred by TeleCard for such design and production.

2.7. TELMEX will establish the retail rates for domestic and international calling cards through the Mexican CAVIAR by TELMEX cardholders.

2.8. Additional equipment beyond the initial One Hundred Twenty
     (120) incoming circuits required to handle TELMEX customers will be provided in order to maintain a grade of service level of one percent (1%). TELMEX will pay TeleCard ten percent (10%) of the gross collected billings for all domestic and outbound international calls made by TELMEX cardholders through the additional equipment. This ten percent (10%) amount is based on the amount that TELMEX actually collects (Excludes amounts not collected due to bad debt, fraud or refusals to pay due to transmission quality). The maximum amount paid by TELMEX to TeleCard under this arrangement for a single seven foot rack of digital CAVIAR equipment will be Six Hundred Thousand dollars ($600,000) US.

2.9. TeleCard will establish the retail rates for calls originating through CAVIARs located outside Mexico. The rate for US to US calls placed through the US CAVIAR will be $0.30 US per minute with the standard $0.50 surcharge per call.

2.10.     2.10.     TeleCard will provide TELMEX with detailed
     call records on magnetic tape or via modem transmission for calls made by TELMEX cardholders through CAVIAR the Mexican CAVIAR. These calls will be rated according to the rates established by TELMEX (Item 2.7).

2.11. TeleCard will provide TELMEX with detailed call records on magnetic tape or via modem transmission for calls made by TELMEX cardholders through CAVIAR systems located outside Mexico. These calls will be rated according to the rates established by TeleCard (Item 2.9).

2.12. TELMEX will produce the cardholder invoices and bill the cardholders.

2.13. TELMEX will pay TeleCard the gross amount billed for all calls by TELMEX cardholders through CAVIARs located outside Mexico, less then percent (10%) which TELMEX will retain. The only exception will be for US to US calls through the US CAVIAR for which TELMEX will retain 25% of the per minute rate specified in Item 2.9, or any new lower rate established in the future. TELMEX will also receive 75% of the surcharge for the US to US calls (clause 2.9 of the present contract.)

2.14. TELMEX may withhold payment from TeleCard for calls by TELMEX cardholders through CAVIARs located outside Mexico in the event the cardholder refuses to pay on the grounds of:

2.15.     poor transmission quality or misdialing

2.16. the call was made fraudulently through systematic hacking of the TeleCard calling system.


           3.   Prepaid Calling Card Commercial Terms

3.1. TeleCard will program the Mexican CAVIAR for the use of TELMEX prepaid cardholders.

3.2. TeleCard will make available its worldwide calling card system to TELMEX's prepaid cardholders, thereby allowing TELMEX's customers to place direct inter/intracountry prepaid calls from and within foreign countries. This network is currently operating in 56 countries and territories.

3.3. TELMEX will provide all required outgoing lines for the use of TELMEX prepaid cardholders, TeleCard's prepaid cardholders, and the cardholders of other TeleCard partners for the use of this service. The charge for the installation or monthly rental of lines will be in accordance with the existing tariffs approved by the SCT. The lines used by TeleCard's prepaid cardholders and the prepaid cardholders of other TeleCard partners are the same lines referred to in Item 2.4.

3.4. TELMEX will provide an adequate number of toll-free inbound lines to the system for the use of TELMEX prepaid cardholders, TeleCard's prepaid cardholders, and the cardholders of other TeleCard partners. TELMEX will not charge TeleCard for the installation and monthly rental for the lines or the associated toll free usage. The lines used by TeleCard's prepaid cardholders and the prepaid cardholders of other TeleCard partners are the same lines referred to in Item 2.5.

3.5. TeleCard will arrange for the design and production of the initial TELMEX prepaid calling cards and associated instructional material on behalf of TELMEX. TELMEX will pay TeleCard the actual cost incurred by TeleCard for such design and production.

3.6. The TELMEX domestic prepaid calling card service will be separate from the World Direct and Executive TeleCard services accessed by cardholders of other World Direct and TeleCard partners. It will be accessed through a TELMEX toll-free number specifically designated for TELMEX cardholders.

3.7. TeleCard will provide TELMEX with a series of prepaid card numbers which will be activated, at TELMEX's request, in the CAVIAR systems around the world.

3.8. Each card will have a predetermined number of units of calling. The rate at which the units are decremented will be dependent upon the origin and destination of each call. TELMEX will determine the number of units per card.

3.9. TeleCard will charge TELMEX for all units activated at the wholesale rate of $0.08 US per unit. TeleCard will bill TELMEX within thirty (30) days of the date of activation of the units. TELMEX will pay TeleCard within thirty (30) days of the date of the TeleCard invoice.

3.10.     TELMEX will establish the rate of decrementation
     (unites per minute) for calls placed through the Mexican CAVIAR by TELMEX cardholders. TeleCard will change the rate of decrementation for these calls within Forty Eight (48) hours of receiving a request from TELMEX.

3.11. For calls placed through the Mexican CAVIAR, TELMEX will bill TeleCard for each minute of traffic at a rate which is ten percent (10%) less than the effective per minute wholesale rate established by TELMEX.

3.12. The rate of decrementation of units (units per minute) for calls placed through CAVIARs located outside Mexico will be established by TeleCard. The effective wholesale price per minute for US to US calls will not exceed Twenty Four Cents ($0.24) US.

3.13. Units will be deactivated twelve (12) months after the date of activation. After deactivation, TeleCard will refund 50% of the wholesale value of all activated unused units to TELMEX.

3.14. TeleCard will pay TELMEX for monthly line usage for outward national and international prepaid traffic for TeleCard's portion of the CAVIAR at normal TELMEX tariffs, less any applicable discounts as per Item 2.3.

3.15. TeleCard will be responsible for paying all of the line rental charges and usage charges (including toll free charges) to the originating carriers for calls placed by TELMEX cardholders through CAVIAR systems located outside Mexico.

3.16. TELMEX prepaid cardholders will be able to recharge their cards by providing a VISA, MasterCard, American Express, or Diners Club credit card number to a TELMEX operator. TeleCard will provide the TELMEX operator group with the ability to recharge TELMEX prepaid cards on an on-line basis. Any hardware required by the operators will be the responsibility of TELMEX. TELMEX will be responsible for establishing the commercial relationship with the bank(s) or processor(s) for charging the recharged amounts to a credit card. TELMEX will be responsible for the associated costs.

     TELMEX will be the merchant for these transactions and will be responsible for the merchant fees and any transaction or transport charges associated with the validation and transaction processing. TeleCard will be responsible for establishing the necessary interconnections to facilitate the card validation and transaction processing. TeleCard will assist TELMEX in establishing the necessary commercial arrangements.

3.17. TELMEX will be responsible for the cost of any chargebacks from the credit card companies for prepaid cards which have been recharged.

3.18. TELMEX will issue up to Twenty Thousand (20,000) free promotional cards for 3 minutes of calling from Mexico to anywhere in Mexico, the United States, or Canada through the TELMEX portion of the Mexican CAVIAR. A special card range will be established by TeleCard for these promotional cards. TeleCard will not receive any revenues for these cards, but TELMEX will be responsible for all card design and production costs. If this program is considered successful, then TELMEX and TeleCard will discuss its continuation.

3.19. Prepaid calls made through this promotion will be routed through a separate partition on the Mexican CAVIAR. TeleCard will not be charged for the incoming or the outgoing usage associated with this promotion program. TELMEX will be responsible for the cost of the lines connected to the CAVIAR.


4.   Commercial Terms for Calls by Commercial Credit Cardholders

4.1. The commercial terms for calls by VISA, MasterCard, American
     Express, and Diners Club cardholders through the Mexican CAVIAR will be the same as for calls by TELMEX cardholders through the Mexican CAVIAR.

4.2. Each credit card will be validated through a bank or third party processor prior to the call being placed. TELMEX will be the merchant for these transactions and will be responsible for the merchant fees and any transaction or transport charges associated with the validation and transaction processing. TeleCard will be responsible for establishing the necessary interconnections to facilitate the card validation and transaction processing. TeleCard will assist TELMEX in establishing the necessary commercial arrangements.

4.3. TELMEX will be responsible for all chargebacks from any of the credit card companies.

                   5.   Marketing Restrictions

5.1. TeleCard will not market any of its calling card or prepaid card services in Mexico during the term of this Agreement without the involvement of TELMEX. The introduction of MasterPhone service by banks that issue MasterCards will be permitted. The TELMEX brand name must be included (TELMEX indicated to be the underlying service provider), in the promotional material issued by all banks offering the MasterPhone service.

5.2. TeleCard may from time to time bring prospective Mexican customers or distributors to TELMEX. Any cards sold through such arrangements will be treated as TELMEX cards with respect to the commercial terms of this Agreement, regardless of the actual branding.

    6.   Equipment, Trademarks, Service Marks and Copyrights

6.1. The trademarks, service marks, copyrights, and proprietary software and hardware equipment owned by and provided by TeleCard shall remain the property of TeleCard for the term of this agreement.

6.2. the trademarks, service marks and copyrights owned by and provided by TELMEX shall remain the property of TELMEX for the term of this agreement.

6.3. All trademarks, service marks, copyrights, and proprietary software and hardware equipment shall revert to the respective owners at the termination of this agreement for any reason.

                      7.   Confidentiality

7.1. The information and documentation that is generated by TeleCard with the purpose of the present contract, will be the exclusive property of TELMEX and that will be obligated to return it in its entirety and not divulge without the express written consent of TELMEX.

7.2. TeleCard will guard with strict confidentiality in respect to the information that TELMEX makes available to fulfill the contract.

                         8.   Settlement

8.1 TELMEX will bill TeleCard every thirty (30) days from the beginning date of service. TeleCard will pay TELMEX within thirty (30) days after the presentation of invoice from TELMEX. TeleCard will bill TELMEX every thirty (30) days for the service. TELMEX will pay TeleCard within thirty (30) days after the presentation of invoice from TeleCard.

                  9.   Termination and Duration

9.1. This agreement shall commence on the date signed by the parties hereto and continue for a period of three (3) years from the date hereof and shall continue thereafter unless terminated by TELMEX upon six (6) months written notice.

                         10.  Guarantees

10.1. TeleCard shall guarantee the obligations relating to the present contract, by means of an insurance policy that shall be granted by a Mexican institution owing authorization by the Secretary of the House of Public Credit, that which shall be in the favor of the satisfaction of TELMEX.

a) The insurance policy shall be constituted in Mexican national currency, for the amount equivalent to 100% of the total amount of the contract and shall be presented on the date of signing the same.

b) The insurance policy will be so that TeleCard guarantees each and every one of the obligations and conditions of the present contract.

c) In the assumed renewal of the present contract, the insurance policy shall also be renewed.

d) The insurance policy will be in effect for the duration of the present contract.

e) The insurance policy which guarantees the fulfillment of the contract can only be canceled with the written approval of TELMEX.

                   11.  Labor Responsibilities

11.1. TeleCard is obligated to provide the services which are the object of this contract by way of employees or with the employees necessary to comply with the same.

     TeleCard as a business employer of personnel who will perform the work matters of this contract will be solely the responsibility of the derived obligations of the legal disposition and other ordinances in the work relevant and social security. TeleCard will answer any and all claims of its workers presented on its side or on the side of TELMEX in completing the work relevant to this contract.

     Under protest of telling the truth and the terms of Article 13 of the Federal Labor Law, TeleCard declares that the elements will be taken into account and take the necessary steps to complete its obligations that derive from the relations with its workers.

           12.  Subcontracting and Cessation of Rights

12.1. TeleCard will not subcontract totally or partially the obligations of the present contract, nor cede the rights derived from the same.

           13.  Fortuitous Occurrence or Force Majeur

13.1. In the event of an Act of God or Force Majeur which impedes partially or totally the execution of the present contract, the same can be terminated by whichever of the parties by means of written notice within five natural days after the situation has occurred.

14.  Causes for Rescinding

14.1. TELMEX will rescind the present contract voluntarily in an immediate way and without the necessity of the judicial declaration, solely communicated by means of writing in the following eventualities:

a) By violating any of the obligations stipulated in the present contract.

b) By falsifying the statements in the chapter of Declarations and Clauses on the part of TeleCard.

c) By resolution or order of administrative authority or judicial as so ordered.


15.  Responsibility

15.1. TeleCard is responsible to TELMEX for damages or injuries with cause, without lessening the legal actions that may be brought in case of noncompliance of the present contract; as due to negligence, ineptitude or deceit, without prejudice of the penalties which are merited in case of crimes.


16.  Jurisdiction

16.1 For the application an interpretation of the present contract, the parties agree to submit to the jurisdiction of the federal tribunals of Mexico City D.F. and in consequence renounce whatever other law that would correspond by right of particular present domicile present or future or any other reason.



In agreement with the preceding clauses, the parties through their authorized representatives subscribe and notify in two
originals this day of     2     in the month of January 1995.




Executive TeleCard, SA             Telefonos de Mexico S.A. de
C.V.





By __________________              By ________________________
Daryl Engleman                     Ing. Adolfo Cerezo Perez
Chief Operating Officer            Financial Director

                                   By _____________________
                                   Lic. Andres Vasquez del
Mercado
                                   Commercial Director